Exhibit 99.1

Anthera Pharmaceuticals Announces Notice of Allowance of U.S. Patent Application

Covering A-002 Plus Statin Compositions

HAYWARD, Calif., September 8, 2011 /PRNewswire via COMTEX News Network/ – Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), a biopharmaceutical company developing drugs to treat serious diseases associated with inflammation, today announced that the U.S. Patent and Trademark Office has given the Company a Notice of Allowance for U.S. Patent Application No. 12/114,710 entitled “Treatment of cardiovascular disease and dyslipidemia using secretory phospholipase A2 (sPLA2) inhibitors and sPLA2 inhibitor combination therapies.” The patent grants Anthera exclusive rights to compositions containing varespladib and any statins such as Lipitor® (atorvastatin calcium) or Crestor® (rosuvastatin calcium). Statin therapies are currently utilized to manage high cholesterol levels in patients with various cardiovascular diseases including Acute Coronary Syndrome (ACS). As disclosed in the patent application, the combination of varespladib with a statin demonstrated unexpected synergy for lowering LDL levels and reducing atherosclerotic plaque formation. The U.S. Patent and Trademark Office further notified the Company that following issuance, the patent will receive a Patent Term Adjustment of 353 days.

“This patent allowance provides another cornerstone to our product life cycle planning for varespladib. In our current Phase 3 VISTA-16 clinical study, we are evaluating the potential of varespladib methyl in combination with Lipitor to reduce the risk of future heart attacks in high-risk patients with Acute Coronary Syndrome,” said Paul F. Truex, Anthera’s President and Chief Executive Officer. “The additional exclusivity period of this new patent will provide Anthera added flexibility to maximize and expand future development options for varespladib in combination with statins – the largest class of marketed cardiovascular therapeutics.”

About Varespladib and sPLA2

Varespladib is a potent oral inhibitor of a number of pro-inflammatory enzymes collectively known as secretory phospholipase A2 (sPLA2). Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including ACS and acute chest syndrome, as well as chronic diseases, such as stable coronary artery disease (CAD). In Anthera’s FRANCIS Phase 2 clinical study in ACS patients, treatment with varespladib improved independent markers of cardiovascular risk including C-reactive protein, IL-6, LDL-C and varespladib’s target enzyme, sPLA2. Recent analysis of data from diabetic patients in the same Phase 2 study demonstrated treatment with varespladib was associated with early and statistically significant reductions in these prognostic inflammatory markers of cardiovascular risk. VISTA-16 is an event driven clinical study evaluating the use of varespladib methyl in combination with Lipitor (atorvastatin calcium) to reduce secondary Major Adverse Cardiovascular Events in patients who have recently experienced an Acute Coronary Syndrome. In February 2010, Anthera received a SPA from the U.S. FDA for the VISTA-16 Phase 3 study for the use of varespladib in treating high-risk ACS patients.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. Anthera has three late stage clinical products: varespladib methyl (A-002), A-001 and blisibimod (A-623). Varespladib methyl (A-002) and A-001 are designed to inhibit a novel enzyme target known as secretory phospholipase A2 (sPLA2). Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including acute coronary syndrome and acute chest syndrome, as well as chronic diseases such as stable coronary artery disease. Blisibimod targets elevated levels of B-lymphocyte stimulator (BAFF) which have been associated with a variety of B-Cell mediated autoimmune diseases, including systemic lupus erythematosus (lupus) and rheumatoid arthritis.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510.856.5586.